Exhibit 99.2

Bloom Energy Announces Second Quarter 2018 Financial Results

Revenue of $168.9 million, up 95% Year-Over-Year

SUNNYVALE, Calif.--(BUSINESS WIRE)--August 7, 2018--Bloom Energy Corporation (NYSE: BE) today announced financial results for its second quarter ended June 30, 2018. The Company’s financial results were at the high end of the range of the preliminary financial results provided in its final prospectus filed with the Securities and Exchange Commission. Bloom Energy has issued a shareholder letter with a discussion of its second quarter 2018 financial results and forward estimates, which may be accessed on the Investor Relations section of the Company’s website at: https://investor.bloomenergy.com or via www.bloomenergy.com

“Electricity is the lifeblood of the digital economy. The strength of our results in the second quarter reflects the critical value and importance that customers place on the highly reliable, resilient, clean and cost effective power that our solutions provide. The world needs better electricity, and that is what Bloom offers,” said KR Sridhar, Founder, Chairman and Chief Executive Officer. “We are gratified by the response to our recent initial public offering and look forward to delivering significant value to our shareholders in the years to come.”

Bloom Energy is in the post-effective period after the pricing of its initial public offering on July 24, 2018, and no conference call will be held to discuss the results. The Company believes it is prudent to release its results and forward estimates in a timely manner, and intends to begin conducting earnings conference calls when reporting its third quarter financial results.

About Bloom Energy

Bloom Energy’s mission is to make clean, reliable, and affordable energy for everyone in the world. The Company’s product, the Bloom Energy Server, is capable of delivering highly reliable, uninterrupted, 24x7 constant electric power that is clean and sustainable. Twenty-five of the Fortune 100 companies are Bloom Energy’s customers, and some of its largest deployments are at Equinix, AT&T, The Home Depot, The Wonderful Company, Caltech, Kaiser Permanente, and Delmarva Power. For more information, visit www.bloomenergy.com.

CONTACT:
Investor Relations:
Bloom Energy
Mark Mesler, +1 408-543-1743
Mark.Mesler@bloomenergy.com
or
Media Relations:
Bloom Energy
David McCulloch, +1 408-543-1087
David.McCulloch@bloomenergy.com